Exhibit 10.17

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 23, 2019 (the “Effective Date”), by and between ZIOPHARM Oncology, Inc., a Delaware corporation, with principal offices at One First Avenue, Parris Building, #34 Navy Yard Plaza, Boston, Massachusetts 02129 (the “Company”), and Jill Buck, presently residing at 84 Sunset Rock Rd., Andover, MA 01810 (the “Employee”).

WITNESSETH:

WHEREAS, the Company currently employs Employee as its Executive Vice President, GM Gene Therapy, pursuant to the terms of an Offer Letter dated September 1, 2015 and that certain Severance Agreement dated September 23, 2015 (collectively, the “Prior Employment Agreements”);

WHEREAS, the Company desires to continue employing Employee as Executive Vice President, GM Gene Therapy of the Company, and Employee desires to continue serving the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement.

WHEREAS, the Company and Employee have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreements;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1)
Employment.
a)
Services. Employee will be employed by the Company as its Executive Vice President, GM Gene Therapy on the terms set forth herein. Employee will report to the Chief Executive Officer of the Company. Employee shall have such duties, authorities and responsibilities as are assigned by the Chief Executive Officer (or his or her designee) and as generally required of an Executive Vice President, GM Gene Therapy in companies that are substantially similar to the Company (collectively the “Services”). Notwithstanding the foregoing, the Company may expand, reduce or otherwise alter the duties of Employee in its sole discretion; provided, however, that any such reduction or alteration of Employee’s duties may constitute “Good Reason” for Employee’s resignation (as such term is defined in Section 8(d) hereof), thereby potentially entitling Employee to the severance and other benefits provided pursuant to Section 9 of this Agreement. Employee agrees to perform her duties faithfully, to use her best efforts to advance the best interests of the Company, to devote substantially all of her business time, attention and energies to the business of the Company, and while she remains employed, not to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Employee of her duties hereunder or that will adversely affect, or reflect negatively upon, the Company; provided, however, that Employee may engage in the following activities to the extent that such activities, individually or collectively, do not interfere with the performance of Employee’s duties and responsibilities hereunder: (A) participating in charitable, civic, educational, professional, community or industry affairs; (B) attending to personal financial matters; and (C) engaging in such other activities, subject to the prior written approval of the Company’s Chief Executive Officer.
b)
Acceptance. Employee hereby accepts such employment and agrees to render the Services.
c)
Termination of Prior Employment Agreement. Effective as of 11:59 p.m. on the day immediately prior to the Effective Date, the Prior Employment Agreements shall automatically terminate and be of no further force and effect.
2)
Employment is At-Will.

Employee acknowledges that this Agreement does not create any obligation on Employee’s part to work for the Company, or on the part of the Company to employ Employee, for any fixed period of time. Employment is at-will and may be terminated at any time with or without “Cause” (as defined below) and without providing a reason for such termination.

3)
Best Efforts; Place of Performance.
a)
Employee shall devote substantially all of her business time, attention and energies to the business and affairs of the Company and shall use her best efforts to advance the best interests of the Company. Except as otherwise noted in this Agreement, during her employment with the Company, Employee shall not, without the prior written consent of the Company, accept other employment, perform services (including consulting services) for any other person or entity, or otherwise be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.
b)
The duties to be performed by Employee hereunder shall be performed primarily at the Company’s offices in Boston, Massachusetts, subject to reasonable travel requirements on behalf of the Company.
4)
Compensation. As full compensation for the performance by Employee of her duties under this Agreement, the Company shall pay Employee as follows:
a)
Base Salary. The Company shall pay Employee a salary (as may be increased from time-to-time, the “Base Salary”) equal to $350,000 per annum, which Base Salary shall be subject to review by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof at least annually, provided that the Base Salary shall not be subject to reduction except as contemplated by Section 8(d)(iii) below. Payment shall be made in accordance with the regular payroll practices of the Company in effect from time to time.
b)
Discretionary Bonuses. Employee shall be eligible to receive an annual, discretionary performance-based bonus (the “Discretionary Performance Bonus”), based on Employee’s performance as determined in its sole discretion by the Board or the Compensation Committee thereof for each calendar year. The target amount of the Discretionary Performance Bonus shall be equal to forty percent (40%) of Employee’s Base Salary, with the amount of the actual Discretionary Performance Bonus payable for each year determined by the Board or Compensation Committee in its sole discretion. The amount so determined shall be payable within 30 days following December 31 of each calendar year during Employee’s employment under this Agreement; provided that Employee remains employed by the Company through December 31 of the calendar year during which the Discretionary Performance Bonus was earned. At the sole discretion of the Board, Employee may receive additional bonuses (each, an “Additional Discretionary Bonus”) based upon her performance on behalf of the Company and/or the Company’s performance. An Additional Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments, in such amounts, in such manner and at such times as may be determined by the Board in its sole discretion.
c)
Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts and benefits payable or provided to Employee under this Agreement.
d)
Expenses. The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses. The Company shall reimburse Employee upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company’s expense reimbursement policy generally requires that application for reimbursement be made as soon as practicable after the expense is incurred, but in no event more than one year after the date of the expense. Reimbursements are made by the Company no less frequently than monthly, and for compliance with Code Section 409A (as hereinafter defined), not later than December 31 of the year following the year in which the expense was incurred.
e)
Vacation and Other Benefits. Employee shall be entitled to a vacation equal to the greater of (i) four (4) weeks per annum (or pro rata portion thereof for any partial year), and (ii) the number of weeks of vacation Employee would be entitled to receive under the Company’s policies, in addition to holidays observed by the Company as they fall on scheduled days of work. Vacation shall accrue, and be carried forward into the next year of employment, in accordance with the terms and conditions of the Company’s generally applicable vacation policy. Notwithstanding anything to the contrary set forth in Section 9 of this Agreement or elsewhere in this Agreement, upon any termination of Employee’s employment, the Company will provide timely payment to Employee in respect of any then accrued but unused vacation. Employee shall also be entitled to the rights and benefits for which she shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to other employees generally from time to time.
5)
Confidentiality; Non-Compete. Employee acknowledges and affirms her compliance with the Invention, Non-Disclosure and Non-Competition Agreement, which she signed on September 23, 2015 (the “Non-Disclosure Agreement”) and remains a condition of employment.

6)
Assignment. Neither this Agreement nor any of the rights and obligations of Employee under this Agreement may be assigned, transferred or otherwise disposed of by Employee. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Employee is principally involved.
7)
Termination. Employee’s employment hereunder may be terminated at any time, with or without Cause, and without providing a reason for such termination. This Agreement shall terminate upon termination of Employee’s employment, except that the provisions of Sections 8 and 9 below shall survive any termination of this Agreement. The provisions of the Non-Disclosure Agreement shall survive termination of this Agreement.
8)
Termination. Employee’s employment hereunder shall be terminated upon Employee’s death and may be terminated as follows:
a)
Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee or conditions shall constitute “Cause”:
i)
The willful or negligent failure, disregard or refusal by Employee to perform her duties hereunder for a period of thirty (30) calendar days after Employee has been given written notice thereof;
ii)
Any act by Employee, that in the reasonable opinion of a majority of the Board has the effect of materially injuring the business or reputation of the Company or any of its affiliates;
iii)
Misconduct by Employee in respect of the duties or obligations of Employee under this Agreement, including, without limitation, insubordination with respect to lawful directions received by Employee from the Company for a period of thirty (30) calendar days after Employee has been given written notice thereof;
iv)
Employee’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);
v)
The determination by the Company, after a reasonable and good faith investigation, following a written allegation by another employee of the Company, that Employee engaged in any conduct prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination);

vi)
Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not constituting a misdemeanor or felony);
vii)
Material breach by Employee of any of the provisions of the Non-Disclosure Agreement, as determined by the Company in good faith; and viii) Failure by Employee to cure any breach in any material respect by Employee of any provision of this Agreement within thirty (30) calendar days after Employee has been given written notice thereof.
b)
Employee’s employment hereunder may be terminated by the Company due to Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Company after Employee has been unable to substantially perform her duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive 12-month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), Employee agrees to make herself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.
c)
Employee’s employment hereunder may be terminated by the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his or her or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (other than (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) financing activities in the ordinary course in which the Company sells its equity securities, or (C) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury regulations (the “Treasury Regulations”) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
d)
Employee’s employment hereunder may be terminated by the Employee for Good Reason, provided that such termination occurs within six (6) months following the Employee becoming aware of the occurrence of an event of Good Reason (as defined below) and provided, further, that the Employee has provided the Company with written notice of an event of Good Reason within thirty (30) calendar days following the date Employee becomes aware of its occurrence and the Company shall have failed to cure the event of Good Reason within thirty (30) calendar days following the Company’s receipt of such notice from Employee. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Employee of duties that constitute a material diminution in Employee’s authorities, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of the Employee’s authorities, duties, responsibilities, titles or offices; (iii) a reduction by the Company of greater than ten percent (10%) of the Employee’s base compensation payable hereunder, unless in connection with an across-the-board reduction of similar magnitude affecting similarly situated executives; (iv) the relocation of Employee’s principal place of employment, without Employee’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; or (v) a material breach by the Company of this Agreement.
9)
Compensation upon Termination.
a)
If Employee’s employment is terminated as a result of her death or Disability, as a result of her voluntary resignation other than for Good Reason, or by the Company for Cause, the Company shall pay to Employee or to the Employee’s estate, as applicable, her accrued Base Salary through the date of termination and expense reimbursement amounts for expenses incurred through the date of termination. Employee shall have no further entitlement to any other compensation or benefits from the Company, except as provided in Section 10(a) below regarding continuation of insurance coverage. Employee shall not be entitled to any bonus payable after the date of termination, except where Employee remains employed by the Company through December 31 of the calendar year during which the Discretionary Performance Bonus was earned as provided in Section 4(b) above.
b)
If Employee’s employment is terminated by the Company without Cause, and other than by reason of death or Disability, or if the Employee’s employment is terminated by the Employee for Good Reason, then the Company shall pay to Employee her Base Salary through the date of her termination and any expense reimbursement amounts for expenses incurred through the date of termination. In addition, if (i) Employee has executed and delivered to the Company, within sixty (60) days after the effective date of that termination, a written general release in a form satisfactory to the Company, whereby Employee shall release the Company from any and all potential liabilities arising out of Employee’s employment with, or termination from employment from, the Company (a “Release”); and (ii) the rescission period specified in that release has expired, the Company shall pay to Employee a severance amount equal to nine (9) months of Employee’s then current Base Salary (the “Severance”), less applicable withholdings and deductions, which amount shall be payable in a single lump sum on or before the 90th day after the effective date of that termination; provided that the Board may, upon written notice to Employee, reduce the Severance amount to six (6) months of Employee’s then current Base Salary in the event the Company enters bankruptcy or insolvency proceedings. For purposes of the calculation of the Severance and any payment of the Discretionary Performance Bonus target amount pursuant to Section 9(c), Employee’s Base Salary and Discretionary Performance Bonus target amounts shall be calculated without giving effect to any reduction that would give rise to Employee’s right to resign for Good Reason.
c)
If (i) Employee’s employment is terminated by the Company (or its successor) without Cause or the Employee resigns for Good Reason, in either case (A) within eighteen (18) months following the occurrence of a Change of Control or (B) within 90 days prior to and in connection with the occurrence of a Change of Control, then in addition to the severance benefits provided under Section 9(b) above and conditioned upon both the execution and non-revocation of the Release and the execution of a new agreement containing post-termination restrictive covenants (including, without limitation, a non-competition covenant) of the same scope, duration and terms as the Non-Disclosure Agreement, (1) all unvested options or restricted stock awards (collectively,

“Unvested Stock Awards”) held by Employee at the time that such termination occurs shall be accelerated and deemed to have vested as of the termination date; and (2) the Company shall pay Employee the target amount of the Discretionary Performance Bonus contemplated by Section 4(b) (i.e., forty percent (40%) of Employee’s Base Salary) that would have been payable for the calendar year in which termination of her employment occurs, payable in a single lump sum on the 90th day after the effective date of termination. Prior to any Change of Control, the Company shall take such action as may be necessary to amend the terms of any Unvested Stock Award (either granted prior to or after the Effective Date) in order to provide the acceleration contemplated by this Section 9(c).
d)
This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, and the Employee acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.
e)
Amounts payable to Employee pursuant to Sections 9(b) or 9(c) hereof shall only be paid following Employee’s separation from service with the Company. The time for payment of amounts due following Employee’s separation from service pursuant to this Section 9 shall be determined in accordance with the Company’s regular payroll and bonus payment practices, subject to the provisions of Code Section 409A and the Treasury Regulations. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A), (ii) Employee is a “specified employee” (as determined under Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months and one day following Employee’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Code Section 409A, and, to the extent required by Code Section 409A, references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service). To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations. The compensation (including without limitation separation benefits) provisions of this Agreement shall be interpreted, operated and administered in a manner intended to comply with any applicable requirements of Code Section 409A, the Treasury Regulations, and subsequent guidance issued under Code Section 409A.
10)
Effect of Termination on Benefits.
a)
If Employee’s employment with the Company is terminated, and pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employee may elect to continue her existing medical, vision and/or dental coverage under the Company’s group health insurance plans, and the entire cost of any associated insurance premiums shall be borne entirely by Employee; provided, however, that if Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason, the Company shall pay its contributions for such medical and dental insurance coverage (the “COBRA Premium Benefits”) for the first nine (9) months following the date of termination (the “COBRA Payment Period”); provided that the Board may, upon written notice to Employee, reduce the COBRA Payment Period to six months in the event the Company enters bankruptcy or insolvency proceedings.
b)
Notwithstanding anything to the contrary set forth in Section 10(a), if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium Benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee a taxable cash amount, which payment shall be made regardless of whether the Employee or her qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in installments on the same schedule that the COBRA Premium Benefits would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA Premium Benefits, and shall be paid until the expiration of the COBRA Payment Period.
c)
Except as otherwise specifically provided for in subsection (a) or (b) of this Section 10, or in Section 9 above, upon termination of Employee’s employment, Employee shall have no further entitlement to any other compensation or benefits from the Company.
11)
Application of Internal Revenue Code Section 280G.
a)
If any payment or benefit Employee would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
b)
In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
c)
Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
d)
The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.
12)
Miscellaneous.
a)
All amounts payable hereunder are intended to be either exempt from Code Section 409A or be subject to and comply with Code Section 409A. At all times all provisions of this Agreement shall be construed in a manner consistent with the foregoing.
b)
This Agreement, together with the Non-Disclosure Agreement, constitutes the entire agreement and understanding between the Company and Employee concerning the subject matter hereof and supersedes any previous agreement, oral, written or otherwise, between the Company and Employee concerning the subject matter hereof, including but not limited to the Prior Employment Agreements. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the Company.

c)
Employee represents that: (i) neither the execution or delivery of this Agreement nor the performance by Employee of her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which she is bound; (ii) Employee will not disclose to the Company any confidential or proprietary information of any other person or employer and will not bring to the Company any property or documents of a confidential nature that belong to any other person or employer; and (iii) Employee does not have in her possession any property belonging to another employer, whether in paper or electronic format.
d)
Employee represents that she has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against her in accordance with its terms. No approvals or consent of any person or entities are required for Employee to execute and deliver this Agreement or perform her duties and other obligations hereunder.
e)
Employee understands, acknowledges and agrees that any violation by Employee of any of the terms of this Agreement may result in Employee’s immediate termination.
f)
The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
g)
This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law provisions. Employee agrees all disputes arising hereunder shall be adjudicated only and exclusively in the state and federal courts of Massachusetts, and Employee hereby consents to the personal jurisdiction and venue of such courts. The Company and Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
h)
In the event any provision of this Agreement shall be held to be void, unlawful or unenforceable, all of the remaining provisions shall nevertheless remain in full force and effect.
i)
All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally, by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, when deposited in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (h).

j)
The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
k)
This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
l)
Employee hereby acknowledges receipt of a duplicate copy of this Agreement. EMPLOYEE ACKNOWLEDGES THAT BEFORE SIGNING EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND CONDITIONS.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

EMPLOYEE:

/s/ Jill Buck

Jill Buck

Date:

ZIOPHARM Oncology, Inc.

/s/ Laurence Cooper

By: Laurence Cooper

Title: Chief Executive Officer

Date: